Exhibit 99.1

♦ News ♦

FOR IMMEDIATE RELEASE: March 18, 2004

CONTACT:

Hytek Microsystems, Inc.	Financial Relations Board
John F. Cole	Laurie Berman
President & CEO	(310) 407-6546
(775) 883-0820

HYTEK REPORTS FISCAL 2003 FOURTH QUARTER AND YEAR END RESULTS

Carson City, NV - March 18, 2004 - Hytek Microsystems, Inc. (OTC Bulletin Board: HYTK:OB) today announced fiscal 2003 fourth quarter and full year financial results.

Net revenues for the fourth quarter ended January 3, 2004 increased approximately 39% to $2,566,000 from $1,846,000 for the fourth quarter ended December 28, 2002. For the year ended January 3, 2004, the Company’s net revenues decreased approximately 10% to $10,181,000 compared to $11,283,000 for fiscal year 2002. The change in revenue year over year and for the fourth quarter ended December 28, 2002 compared to the fourth quarter ended January 3, 2004 is the result of timing and mix of scheduled deliveries and the increase was not concentrated in any one customer.

The Company’s net loss for the fourth quarter ended January 3, 2004 was $581,000, or a loss of $0.18 per share, compared to a net loss of $594,000, or a loss of $0.18 per share, for the fourth quarter of 2002. For the year ended January 3, 2004, the Company’s net loss was $970,000, or a loss of $0.30 per share, compared to a net loss of $654,000, or a loss of $0.20 per share, for the prior year ended December 28, 2002. The Company’s fiscal 2003 operating loss included approximately $310,000 for severance to the former President and Chief Financial Officer which is an increase of $200,000 in severance cost over the prior fiscal year. Additionally, there were increased fees for legal, accounting and consultation services totaling approximately $148,000 for the year ended January 3, 2004. Of the aforementioned severance costs, $97,000 was accrued during the fourth quarter ended January 3, 2004.

The auditors’ report on Hytek’s 2003 financial statements included a “going concern” qualification, and it is anticipated that the 2004 audit report will also be subject to that qualification.

“Although we are disappointed with our reported results for the fourth quarter and year, we believe we are solidly positioned to implement our turnaround strategy in 2004” noted John Cole, Hytek’s President and CEO. “We have added significant depth to our management team and believe we have in place a viable business plan to execute against during the current fiscal year. We have identified additional market opportunities and are focused on improved internal metrics.

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Hytek Reports Fiscal 2003 Fourth Quarter and Year End Results

Founded in 1974 and headquartered in Carson City, Nevada, Hytek specializes in hybrid microelectronic circuits that are used in military applications, geophysical exploration, medical instrumentation, satellite systems, industrial electronics, opto-electronics and other OEM applications.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially. Investors are warned that forward-looking statements involve risks and uncertainties due to certain factors, including, but not limited to, customer rescheduling or cancellation of orders, manufacturing yield problems, changes in the nature of or demand in the Company’s markets, inability to develop new products or increase market share in new or existing markets, downturns in general economic conditions and shortages of raw materials.

Note: News releases and other information regarding Hytek Microsystems can be accessed on the

Internet at http://www.hytek.com, or at http://www.frbinc.com

[Financial Tables Follow]

Hytek Reports Fiscal 2003 Fourth Quarter and Year End Results

HYTEK MICROSYSTEMS

CONDENSED FINANCIAL SUMMARY

(Unaudited)

(In thousands, except per share data)

CONDENSED INCOME STATEMENT DATA

	Quarter Ended		Year Ended
	1/3/04	12/28/02	1/3/04	12/28/02
Net revenues	$2,566	$1,846	$10,181	$11,283
Net income (loss)	$(581)	$(594)	$(970)	$(654)
Basic earnings (loss) per share	$(0.18)	$(0.18)	$(0.30)	$(0.20)

CONDENSED BALANCE SHEET DATA

	1/3/04	12/28/02
Assets

Current assets	$4,640	$5,079
Net property, plant and equipment	$843	$1,012

Total assets	$5,483	$6,091

Liabilities and equity

Current liabilities	$2,151	$1,789
Long-term debt obligations	0	0
Shareholders’ equity	$3,332	$4,302

Total liabilities and equity	$5,483	$6,091

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